As filed with the Securities and Exchange Commission on March 11, 2005

Registration No. 333-119546

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM SB-2 Amendment #2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______VICTORY EAGLE RESOURCES CORP.______
(Exact name of registrant as specified in its charter)

NEVADA	1081	N/A
(State of incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

VICTORY EAGLE RESOURCES CORP. Suite 317-5158 48th Avenue Delta, British Columbia V4K 5B6 (778) 883-6007 (Address, Zip Code and Telephone Number of Principal Executive Offices)	Nevada Agency and Trust Company 50 West Liberty Street, Suite 880 Reno, Nevada 89501 (775) 322-0626___________________ (Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE
Securities To Be Registered	Amount To Be Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee
Common Stock:	1,900,000 shares	$0.10	$190,000	$ 47.50

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

Prospectus

VICTORY EAGLE RESOURCES CORP.
Shares of Common Stock
No Minimum - 1,900,000 Maximum

Before this offering, there has been no public market for the common stock.

We are offering up to a total of 1,900,000 shares of common stock on a best efforts, no minimum, 1,900,000 shares maximum. The offering price is $0.10 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. We will immediately use all money received from the offering and there will be no refunds. The offering will be for a period of 90 days from the effective date and may be extended for an additional 90 days if we so choose to do so.

Ludvik Rolin, our officer and one of our directors, will be the only person offering or selling our shares.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" STARTING AT PAGE 6.

	Price Per Share	Aggregate Offering Price	Maximum Proceeds to Us
Common Stock	$0.10	$190,000	$165,000*

*After deduction of estimated offering expenses of $25,000

There is no minimum number of shares that must be sold in this offering. Because there is no minimum number of shares that has to be sold in this offering, there is no assurance that we will achieve the proceeds level described in the above table.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal to tell you otherwise and any representation to the contrary is a criminal offense.

The date of this prospectus is ____________________.

SUMMARY OF OUR OFFERING

This summary highlights important information about our business and about this offering. Because it is a summary, it does not contain all the information you should consider before investing in the common stock. So, please read the entire prospectus.

Our Business

We are an exploration stage company incorporated under the laws of the State of Nevada on March 18, 2004. An exploration stage company includes all issuers engaged in the search for mineral deposits (reserves) which are not in either the development or production stage. We do not own any properties. We have obtained title to eight mineral claims. PLEASE NOTE THAT ALL REFERENCES TO 'PROPERTY' IN THIS DOCUMENT REFER TO OUR MINERAL CLAIMS. These mineral claims entitle us to the minerals located on the property subject to the claim. In July 2004 Ludvik Rolin, our President and member of the board of directors acquired eight mineral claims by arranging the staking of the same through a third party. The third party is Kenneth Daniels a prospector and licensed Free Miner in the province of British Columbia. Mr. Rolin paid Mr. Daniels $1,100 to stake the claims. There is no relationship between us and Mr. Daniels or between Mr. Daniels and our sole officer, or any of our directors or affiliates. The claims are registered in Mr. Rolin's name to avoid paying additional fees, however, title to the claims has been conveyed to us by an unrecorded deed from Mr. Rolin. There are additional fees required if we register the claims in our corporate name. Mr. Rolin is the legal and beneficial owner of the minerals underlying the property. He is entitled to such ownership rights because he has a valid mineral claim. A mineral claim is valid when it has to been staked in accordance with the Mineral Tenure Act (British Columbia) and subsequently registered with the Department of Mines and Minerals. A mineral claim is akin to an interest in land. This means that the claim entitles the holder to ownership rights in the property and these rights flow with the transfer of the land. For example, if the surface land is disposed of by the owner of the surface land (in our case the Government of British Columbia, hereinafter referred to as the Crown), title to a valid mineral claim is not affected. As the registered holder of a mineral claim, Mr. Rolin has certain rights and obligations. A mineral claim entitles the holder to exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the claim continued vertically downward. The holder of a mineral claim is obliged to deal with the both the surface land and the underlying minerals in accordance with the Mineral Tenure Act (British Columbia) and the British Columbia Mineral Exploration Code.

We intend to explore for gold on the property where we hold mineral claims. All references to the property in this document refer to the mineral claims we hold The property is located approximately 20 miles west of Osoyoos, British Columbia, Canada, approximately 10 miles north from the town of Westbridge.

Because our sole officer and directors may not loan any money to us, we may not be able to achieve our objectives and may have to suspend or cease operations.

Our administrative office is located at Suite 337-5158 48th Avenue, Delta, British Columbia V4K 5B6 and our registered statutory office is located at Suite 880 - 50 West Liberty Street, Reno, Nevada 89501. Our telephone number is (778) 883-6007. Our fiscal year end is July 31.

Mr. Rolin, our sole officer and one of our directors, will continue to control 51% of our outstanding common stock even if the maximum number of shares are sold.

No exploration work has been done on our property and no commercially exploitable reserves have been identified.

We have no revenues, have achieved losses since inception, have no operations at present, have been issued a going concern opinion from our auditors and rely upon the sale of our securities and loans from officers and directors to fund operations.

We are not a blank check company and we do not intend to merge with or acquire another company in the foreseeable future.

The Offering

Following is a brief summary of this offering:

Securities being offered	Up to 1,900,000 shares of common stock, par value $0.001.
Offering price per share	$ 0.10
Offering period	The shares are being offered for a period not to exceed 90 days, unless extended by our board of directors for an additional 90 days.
Maximum net proceeds to our company	Up to $165,000.
Use of proceeds

We will use the proceeds to pay for offering expenses, research and exploration. The first approximately $29,150 will be used to repay a loan to our director, Ludvik Rolin. We used some of the funds loaned to us by Mr. Rolin to pay for offering expenses of approximately $21,000 to date. We believe that the required exploration work will cost up to $160,000 and will take approximately one year.

Number of shares outstanding before the offering	2,000,000
Number of shares outstanding after the offering (assuming all shares are sold in the offering)	3,900,000

SUMMARY FINANCIAL INFORMATION

	For the Twelve Months Ended July 31, 2004	For the Three Months ended October 31, 2004

Assets:

Liabilities - Accrued Interest
Note Payable - Shareholders
Total Current Liabilities

Stockholders Equity: (common stock, Par value $0.001. Authorized - 25,000,000 shares; Issued: 2,000,000 shares at October 31, 2004

Accumulated Deficit

	$ 4,896 $ 799 $ 26,500 $ 27,799 $ 2,000 $(24,403)	$ 793 $ 1,467 $ 26,500 $ 27,967 $ 2,000 $(29,174)
Total Stockholders Equity Total Liabilities and Stockholders' Equity	$(22,403) $ 4,896	$(27,174) $ 793

RISK FACTORS

Please consider the following risk factors before deciding to invest in the common stock.

RISKS ASSOCIATED WITH OUR COMPANY:

1. Because our auditors have issued a going concern opinion, we may not be able to achieve our objectives and many have to suspend or cease operations.

Our auditors have issued a going concern opinion. This means that there is doubt that we can continue as an ongoing business for the next twelve months. We believe that if we do not raise at least $50,000 from our offering, we may have to suspend or cease operations within four months. If we suspend our operations, you may lose your entire investment.

2. It is unlikely that we will ever find any reserves on our mineral claims. If we do not find any reserves on our mineral claims we will likely go out of business and you may lose your entire investment.

A mineral reserve is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. It is unlikely that we will ever find any reserves on our mineral claims. If we do not find any reserves on our mineral claims we will likely go out of business and you may lose your entire investment.

3. No professional geologist or mining engineer has examined our mineral claims in the field. As a result we have no indication that our claims contain any mineral reserves whatsoever.

We have not engaged the services of a professional geologist or a mining engineer to examine our mineral claims. No professional geologist or mining engineer has ever examined our mineral claims in the field or otherwise. As a result we have no indication that our claims contain any mineral reserves. If our claims do not contain any mineral reserves we may go out of business and you could lose your entire investment.

4. Because title to our property is registered in the name of our president, Ludvik Rolin, if he transfers our property to someone other than us and that person registers the transfer, we will cease operations.

Title to our property is not registered in our name but is registered in the name of our president and member of our board of directors, Ludvik Rolin. Mr. Rolin conveyed title to the claims to us by an unrecorded deed, dated August 6, 2004 but the deed has not been recorded. This is because we must incorporate a Canadian subsidiary to hold the claims prior to recording the deed and pay fees associated with registration. If Mr. Rolin grants another deed which is subsequently registered prior to our deed, the third person would obtain good title and we will have nothing. If that happens, we will be harmed in that we will not own any property and we will have to cease operations. However, in such a case, Mr. Rolin would be liable to us for monetary damages for breach of the unrecorded deed transferring the claims to us. The extent of that liability would be for our out of pocket costs for expenditures on the property, if any, in addition to any lost opportunity costs if the property proved to be of value in the future. We intend to incorporate the required Canadian subsidiary and record the deed in the name of our subsidiary if gold is discovered on the property and it is economical to remove the gold.

5. We may not be able to achieve our objectives and many have to suspend or cease operations within four months. If we do not raise enough money for exploration, we will have to delay exploration or go out of business.

The first approximately $29,150 raised in this offering will be used to repay the loan of $26,500 plus interest made by our president, Ludvik Rolin. We believe that if we do not raise an additional $25,000 from our offering, we may have to suspend or cease operations within four months. If we suspend our operations, you will lose your entire investment. We are in the very early exploration stage and need the proceeds from our offering to start exploring for gold. Since there is no minimum and no refunds on sold shares, you may be investing in a company that will not have the funds necessary to commence its operations. Because we will close the offering even if we do not raise enough funds to complete exploration, you may lose your investment. If we do not raise enough money for exploration, we will have to delay exploration or go out of business.

6 We lack an operating history and have losses that we expect to continue into the future.

We were incorporated in March 2004 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $29,174. Our ability to achieve and maintain profitability and positive cash flow is dependent upon the following:

Our ability to locate a profitable mineral property;

Our ability to generate revenues; and

Our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

7. We have no known ore reserves and we cannot guarantee we will find any gold or if we find gold, that production will be profitable. Even if we are successful in discovering gold or other mineralized material we may not be able to realize a profit from its sale. If we cannot make a profit, we may have to cease operations.

We have no known ore reserves. We have not identified any gold on the property and we cannot guarantee that we will ever find any gold. We did not rely upon any expert advice in selecting the property for exploration. Even if we find that there is gold on our property, we cannot guarantee that we will be able to recover the gold.. If we cannot find gold or it is not economical to recover the gold, we will have to cease operations.

The price of an ounce of gold is approximately $400. In the past, the price of gold has been as high as $800 per ounce. In order to maintain operations, we will have to sell our gold for more than it costs us to mine it. The lower the price the more difficult it is to do this. If we cannot make a profit, we will have cease operations until the price of gold increases or cease operations all together. Because the cost to mine the gold is fixed, the lower the market, the less the likelihood we will be to make a profit. We may not have enough money to complete our exploration of our property. Because we are exploring raw undeveloped land, we do not know how much we will have to spend to find out if there is mineralized material on our property. Raw undeveloped land is land that has never been subject of previous exploration work and that the exploration of such land is more expensive because there are no existing workings such as drill holes or shafts to utilize during the exploration process. It could cost as little as $10,000 and as much as $130,000 to find out. We do not know how much money we will raise in this offering. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. In we need additional money and cannot raise it, we will have to suspend or cease operations.

8. Rain and snow may make the road leading to our property impassable. This will delay our proposed exploration operations that could prevent us from working.

While we plan to conduct our exploration year round, it is possible that snow or rain could cause roads leading to our claims to be impassable. We anticipate being able to access our property between the months of November and March by all terrain vehicle. When, however, roads are impassable, we are unable to work. Roads are normally passable between March and November of each year during which time we intend to conduct our field exploration.

9. Because we are small and do not have much capital, we must limit our exploration and consequently may not find mineralized material. If we do not find mineralized material, we will cease operations.

Because we are small and do not have much capital, we must limit our exploration. Because we may have to limit our exploration, we may not find mineralized material, although our property may contain mineralized material. If we do not find mineralized material, we will cease operations.

RISKS ASSOCIATED WITH THIS OFFERING:

10. Because Mr. Rolin is risking a smaller amount of capital and property, while you on the other hand are risking up to $190,000, if we fail you will absorb most of our loss.

Mr. Rolin our only shareholder will receive a substantial benefit from your investment. He invested $2,000 and loaned us $26,500. You, on the other hand, will be providing all of the cash for our operations. As a result, if we cease operations for any reason, you will lose your investment while Mr. Rolin will lose approximately $28,500. If 25% of the maximum offering or greater is achieved the entire loan and accrued interest shall be payable in full within 30 days from the completion of the offering. Mr. Rolin will receive approximately $29,150.

11. Because there is no public trading market for our common stock, you may not be able to resell you stock.

There is currently no public trading market for our common stock. Therefore, there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

12. Because Mr. Rolin currently owns 100% of our outstanding shares and will own more than 50% of the outstanding shares after this offering, he will be able to decide who will be directors and you may not be able to elect any directors. Mr. Rolin's control prevents you from causing a change in the course of our operations.

Mr. Rolin currently owns 100% of our issued and outstanding shares and even if we sell all 1,900,000 shares of common stock in this offering, Mr. Rolin will still own 2,000,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, Mr. Rolin will be able to elect all of our directors and control our operations. Because Mr. Rolin will control us after the offering, regardless of the number of shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the shares you own because of the ineffective voting power.

13. After one year, subject to Rule 144 Mr. Rolin may be able to sell some of his shares. This may cause the price of our common stock to fall, which will reduce the value of your investment.

A total of 2,000,000 shares of stock were issued to Ludvik Rolin, our sole officer and one of our directors. He paid an average price of $0.001. After one year from the date of issuance, and subject to Rule 144, Mr. Rolin may be able to sell a portion of his stock. If he does sell his stock into the market, the sales may cause the market price of the stock to drop. Rule 144 is not currently available to Mr. Rolin.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS.

Some discussions in this prospectus may contain forward-looking statements that involve risks and uncertainties. A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this prospectus. Such factors include, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this prospectus. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events.

USE OF PROCEEDS

Our offering is being made on a best efforts - no minimum basis. The net proceeds to us after deducting offering expenses of $25,000 will be $165,000 if all of the shares are sold. As we have already paid a portion of our offering expenses with the proceeds of a loan from our director, Ludvik Rolin, we will repay Mr. Rolin out of the proceeds of the offering. If 25% of the maximum offering or greater is raised the amount we will pay Mr. Rolin is $26,500 plus accrued interest of approximately $2,650. Of the $26,500 loaned to us by Mr. Rolin, $21,000 has been spent on offering expenses.to date .. Note, that pursuant to the terms of the loan agreement between us and Mr. Rolin, we are only obliged to pay Mr. Rolin from the proceeds of this offering if we raise no less than 25% of the maximum offering. We will use the net proceeds as follows:

Amount raised (Gross Proceeds)	$ 47,500	$ 95,000	$ 142,500	$ 190,000
Less Loan Repayment Including accrued interest*	$ 29,150	$29,150	$ 29,150	$ 29,150
Less Balance of Offering Expenses** Net Offering Proceeds	$4,000 $ 14,350	$4,000 $ 61,850	$4,000 $ 109,350	$4,000 $ 156,850

Principal Uses of Net Proceeds

Exploration Expenses

Phase 1

  geologic mapping ($8,000)
  geochemical testing ($6,000-$12,000)
  trenching (up to $10,000)

Phase 2

  trenching (up to $20,000)
  geophysical work (up to $10,00)
  drilling ($70,000 to $100,000)

Working capital

$ 14,350 0 $ 0	$ 26,000 $ 35,850 $ 0	$ 30,000 $ 79,350 $ 0	$ 30,000 $ 126,850 $ 5,000

*$21,000 of the loan from Ludvik Rolin of $26,500 was used to pay offering expenses.

**$4,000 is the amount of remaining offering expenses to be paid out of proceeds from this offering.

We will only offset costs that are directly related to this offering against gross offering proceeds. All other costs and expenses will be expensed as incurred.

We have allocated a wide range of money for exploration. That is because we do not know how much will ultimately be needed for exploration. We believe that the required exploration work will cost up to $160,000 and take approximately one year. If we are successful in immediately finding gold, we will commence technical and economic feasibility studies to determine if we have any significant reserves. Costs of exploring will then cease. On the other hand, if we do not immediately find gold, we will continue to explore for gold on the property. If we have to continue to explore for gold, the costs of exploration will increase.

Working capital includes the cost of our office operations.

Our offering expenses are comprised of an SEC filing fee, legal and accounting expenses, printing and transfer agent fees, and state securities registration fees. Mr. Rolin, our sole officer and one of our directors, has loaned us $26,500 a portion of which was used to pay offering expenses with the remainder targeted for general administrative expenses. Mr. Rolin will not receive any compensation for his efforts in selling our shares.

Mr. Rolin's loan bears interest at 10% per annum and has no maturity date. We have clarified that approximately $21,000 of the loan from Mr. Rolin was used to pay offering expenses and this amount will be repaid to him from proceeds of this offering. We have also noted that the balance of the proceeds of the loan are being used for general and administrative expenses.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $190,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

Our lack of an operating history

The proceeds to be raised by the offering

The amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholders, and

Our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of October 31, 2004, the net tangible book value of our shares of common stock was a deficit of $27,174 or approximately ($.01) per share based upon 2,000,000 shares outstanding.

If 100% of the Shares Are Sold:

Our net tangible book value per share before the distribution is ($.01). Upon completion of this offering, in the event that all of the shares are sold, the net tangible book value of the 3,900,000 shares to be outstanding will be $190,000, or approximately $0.05 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.06 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.05 per share.

After completion of this offering, if 1,900,000 shares are sold, you will own approximately 49% of the total number of shares then outstanding shares for which you will have made a cash investment of $190,000, or $0.10 per share. Our existing stockholders will own approximately 51% of the total number of shares then outstanding, for which they have made contributions of cash and/or other assets, totaling $2,000, or approximately $0.001 per share.

If 75% of the Shares Are Sold:

Our net tangible book value per share before the distribution is ($.01). Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 3,425,000 shares to be outstanding will be $142,500, or approximately $0.04 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.05 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.04 per share.

After completion of this offering, if 1,425,000 shares are sold, you will own approximately 41.6% of the total number of shares then outstanding shares for which you will have made a cash investment of $142,500, or $0.10 per share. Our existing stockholders will own approximately 58.4% of the total number of shares then outstanding, for which they have made contributions of cash and/or other assets, totaling $2,000, or approximately $0.001 per share.

If 50% of the Shares Are Sold:

Our net tangible book value per share before the distribution is ($.01). Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 2,950,000 shares to be outstanding will be $95,000, or approximately $0.03 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.04 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.03 per share.

After completion of this offering, if 950,000 shares are sold, you will own approximately 32% of the total number of shares then outstanding shares for which you will have made a cash investment of $95,000, or $0.10 per share. Our existing stockholders will own approximately 68% of the total number of shares then outstanding, for which they have made contributions of cash and/or other assets, totaling $2,000, or approximately $0.001 per share.

If 25% of the Shares Are Sold:

Our net tangible book value per share before the distribution is ($.01). Upon completion of this offering, in the event 25% of the shares are sold, the net tangible book value of the 2,475,000 shares to be outstanding will be $47,500, or approximately $0.02 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.03 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.02 per share.

After completion of this offering, if 475,000 shares are sold, you will own approximately 19% of the total number of shares then outstanding shares for which you will have made a cash investment of $47,500, or $0.10 per share. Our existing stockholders will own approximately 81% of the total number of shares then outstanding, for which they have made contributions of cash and/or other assets, totaling $2,000, or approximately $0.001 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all of the Shares are Sold:

Price per share
Net tangible book value per share before offering
Net tangible book value per share after offering

Increase in net tangible book value per share attributable to cash payments by purchasers of the shares being offered

Potential gain to existing shareholders
Net tangible book value per share after offering
Increase to present stockholders in net tangible book value per share after offering
Capital contributions
Number of shares outstanding before the offering
Number of shares after offering held by existing stockholders
Percentage of ownership after offering

$ 0.001 ($.01) $0.05 $0.06 $ 190,000 $ 0.05 $ 0.06 $ 2,000 2,000,000 2,000,000 51%

Purchasers of Shares in this Offering if all Shares Sold

Price per share
Net tangible book value per share before offering

Net tangible book value per share after offering

Increase in net tangible book value per share attributable to cash payments by purchasers of the shares being offered

Dilution per share
Capital contributions
Number of shares after offering held by public investors
Percentage of ownership after offering

$ 0.10 ($.01) $0.05 $0.06 $ 0.05 $ 190,000 1,900,000 49%

Purchasers of Shares in this Offering if 75% of Shares Sold

Price per share
Net tangible book value per share before offering

Net tangible book value per share after offering

Increase in net tangible book value per share attributable to cash payments by purchasers of the shares being offered

Dilution per share
Capital contributions
Number of shares after offering held by public investors
Percentage of ownership after offering

$ 0.10 ($.01) $0.04 $0.05 $ 0.06 $ 142,500 1,425,000 41.6%

Purchasers of Shares in this Offering if 50% of Shares Sold

Price per share
Net tangible book value per share before offering

Net tangible book value per share after offering

Increase in net tangible book value per share attributable to cash payments by purchasers of the shares being offered

Dilution per share
Capital contributions
Number of shares after offering held by public investors
Percentage of ownership after offering

$ 0.10 ($.01) $0.03 $0.04 $ 0.07 $ 95,000 950,000 32%

Purchasers of Shares in this Offering if 25% of Shares Sold

Price per share
Net tangible book value per share before offering

Net tangible book value per share after offering

Increase in net tangible book value per share attributable to cash payments by purchasers of the shares being offered

Dilution per share
Capital contributions
Number of shares after offering held by public investors
Percentage of ownership after offering

$ 0.10 ($.01) $0.02 $0.02 $ 0.08 $ 47,500 475,000 19%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering up to a total of 1,900,000 shares of common stock on a best efforts basis, no minimum, 1,900,000 shares maximum. The offering price is $0.10 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 90 days from the effective date and may be extended for an additional 90 days if we so choose to do so.

We will sell the shares in this offering through Ludvik Rolin, our sole officer and one of our directors. Mr. Rolin will contact persons with whom he has a preexisting personal or business relationship. Mr. Rolin will receive no commission from the sale of any shares. Mr. Rolin will not register as a broker-dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

1. The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3. The person is not at the time of their participation, an associated person of a broker-dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Rolin is not subject to disqualification, is not being compensated, and is not associated with a broker-dealer. Mr. Rolin is and will continue to be one of our directors at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. Mr. Rolin has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation. In accordance with Rule 3a4-1, Mr. Rolin has not and will not in the future participate in selling and offering securities for any issuer more than once every twelve months

Only after our registration statement is declared effective by the SEC, we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not use the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of 90 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

Regulation M which provides that in connection with a distribution of securities, it is unlawful for a distribution participant or an affiliated purchaser of such person, directly or indirectly, to bid for, purchase, or attempt to induce any person to bid for or purchase, a covered security during the applicable restricted period.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1. Execute and deliver a subscription agreement

2. Deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "VICTORY EAGLE RESOURCES CORP."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All moneys from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

BUSINESS

General

We were incorporated in the State of Nevada on March 18, 2004. We are engaged in the acquisition and exploration of mining properties. We are an exploration stage company. An exploration stage company includes all issuers engaged in the search for mineral deposits (reserves) which are not in either the development or production stage. We maintain our statutory registered agent's office at Suite 880 - 50 West Liberty Street, Reno, Nevada 89501 and our business office is located at Suite 317-5158 48th Avenue, Delta, British Columbia V4K 5B6. Our telephone number is (778) 883-6007. This office space is an office sharing arrangement being provided as an accommodation to us by a business associate of Mr. Rolin where we can receive mail and perform other minimal corporate functions. The business associate is Mr. Andrew King, who is our Canadian legal counsel . We are not currently compensating Mr. King for providing us with a mailing address. This arrangement provides us with a mailing address and the office space necessary to take care of necessary paper work and telephone, fax and mailing facilities. When we commence operations of our exploration program, it will be necessary for us to seek appropriate individual office space. Management believes suitable office space will be available when it is needed. Suitable office space will include 600 square feet of space with necessary telephone and Internet hook-ups.

At this time, no compensation is accruing to our officer and directors and we have no plans for their future compensation.

We have no revenues, have achieved losses since inception, have no operations at present, have been issued a going concern opinion from our auditors and rely upon the sale of our securities and loans from officers and directors to fund operations.

Background

In July, 2004 Ludvik Rolin, our President and member of the board of directors acquired eight mineral claims by arranging the staking of the same through a third party. Mr. Rolin paid $1,100 to have the claims staked. The claims are registered in Mr. Rolin's name to avoid paying additional fees, however, title to the claims has been conveyed to us by an unrecorded deed.

The claims were staked by Kenneth Daniels. Mr. Daniels is licensed to stake claims in British Columbia as a Free Miner. Although Mr. Daniels has no formal training as a geologist, he is an experienced local prospector and qualified free miner in the Province of British Columbia. For details on the requirements for qualification as a "free miner" see "Background of Officers and Directors" on page 24. The claims are recorded in Mr. Rolin's name to a avoid paying additional fees, however, title to the claims has been conveyed to us by an unrecorded deed. An unrecorded deed is one in which title to the property has been transferred to us, but the deed has not been filed with the British Columbia Land Title Office. Our title to the property is superior to all other unrecorded deeds. Should Mr. Rolin transfer title to another person and that deed is recorded before recording our deed, that person will have superior title and we will have none. If that event occurs, however, Mr. Rolin will be liable to us for monetary damages for breach of his warranty of title and for breach of his fiduciary duties to us as director. The extent of these damages will be calculated so as to place us in the position we would have been in had the breach of warranty and fiduciary duties not occurred. Damages would include expenditures incurred by us in respect of the property in addition to loss of opportunity costs, the quantification of which would depend on any subsequently successful exploration of the properties. There are no underlying agreements or interests in our claims.

Under British Columbia provincial law, if the deed is recorded in our name, we will have to pay a minimum of $500.00 and file other documents since we are a foreign corporation in Canada. We will also be required to form a British Columbia corporation to hold the property because foreign corporations are not permitted to hold mineral claims in British Columbia. We have decided that if gold is discovered on the property and it is economical to remove the gold, we will record the deed, pay the additional tax, and file as a foreign corporation. We are in possession of the unrecorded deed and the decision to record or not record the deed is solely within our province.

All Canadian lands and minerals that have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of the Company's property, that is the province of British Columbia. In the 19th century the practice of reserving the minerals from fee simple Crown grants was established. Minerals are reserved from Crown land dispositions under the Mineral Tenure Act (British Columbia). The result is that the Crown is the largest mineral owner in Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. Our property is one such acquisition. Accordingly, fee simple title to our property resides with the Crown. Our claims are mineral claims issued pursuant to the Mineral Tenure Act (British Columbia). We have exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward. The legal significance of these different ownership interests is simply that the Crown maintains fee simple ownership of the surface rights on the properties and we have obtained the right to all of the underlying minerals. Under provisions of the Mineral Tenure Act (British Columbia) a claim grants the holder the rights to use the surface for exploration and mining purposes. A disposition of surface rights by the Crown cannot diminish the rights of the mineral titleholder.

Mr. Rolin obtained a valid claim to the mineral title on the properties by his purchase of the claims. A mineral claim is valid when it has to been staked in accordance with the Mineral Tenure Act (British Columbia) and subsequently registered with the Department of Mines and Minerals. This claim is akin to an interest in land. This means that the claim entitles the holder to ownership rights in the property and these rights flow with the transfer of the land. Mr. Rolin has transferred this claim to us by way of an unrecorded deed. In the event that we discover gold or other mineral deposits on the properties during our explorations, we intend to record the deed and pay all appropriate fees. The deed will then be transferred to a Canadian subsidiary for purposes of the recording the claims with the Land Titles Office. When we transfer the deed to a subsidiary the subsidiary will be our wholly-owned company.

To date we have not performed any work on our property. We are presently in the exploration stage and there is no assurance that a commercially viable mineral deposit, a reserve, exists in our property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

We may consider seeking the assistance of a major mining company if we find mineralized materials on the property. We do not intend to try to develop any reserves we find, if any, ourselves.

The following table sets out the names, claim and grant number, date of recording and expiration date of our mineral claims:

Name of Claim	Tenure Number	Date of Recording	Expiration Date
Victory 1	412428	July 18, 2004	July 18, 2005
Victory 2	412429	July 18, 2004	July 18, 2005
Victory 3	412430	July 18, 2004	July 18, 2005
Victory 4	412431	July 18, 2004	July 18, 2005
Victory 5	412432	July 18, 2004	July 18, 2005
Victory 6	412433	July 18, 2004	July 18, 2005
Victory 7	412434	July 18, 2004	July 18, 2005
Victory 8	412435	July 18, 2004	July 18, 2005

The following information is provided in compliance with "Guide 7 of Industry Guides Under the Securities Act and the Exchange Act" for issuers engaged or to be engaged in significant mining operations.

Location and Access

(1) The property consists of eight claims totaling approximately 500 acres. The property is located approximately 20 miles east of Osoyoos, British Columbia, Canada, 10 miles north from the village of Westbridge in southern British Columbia. The property is within the Greenwood Mining Division.

Access to the property is gained by following Highway 3 from Hope, British Columbia until Rock Creek, then by Highway 33 to Westbridge and continuing approximately 1 mile past Westbridge until Harrison Forrest Service Road. The Harrison Forrest Service Road is an all weather gravel logging road that leads to the property.

The following is a small scale map showing the location and access to the property, which consists of the eight claims located in the very center of the map. Below the map is a scale.

10.9 x 7.09 (mi)

|              |              |             |              |
0             1             2            3             N
                            (Miles)

Glossary of Terms

The following are the definitions of some of the highly technical and geological terms which follow below.

Andesite: A type of rock that typically formed through the relatively rapid crystallization of a lava. Andesite was named after the Andes Mountains of South America.

Assay: A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.

Development: Work carried out for the purpose of opening up a mineral deposit and making the actual ore extraction possible.

Diamond Drill: A rotary type of rock drill that cuts a core of rock that is recovered in long cylindrical sections, two centimeters or more in diameter.

Diorite: An intrusive rock formed by molten lava (igneous).

Exploration: Work involved in searching for ore, usually by drilling or driving a drift.

Gabbro:  A coarse-grained, dark, igneous rock.

Geophysical Survey: Indirect methods of investigating the subsurface geology using the applications of physics including electric, gravimetric, magnetic, electromagnetic, seismic, and radiometric principles.

Grade: The average assay of a ton of ore, reflecting metal content.

Hornblende: an important rock-forming mineral made chiefly of silicates of magnesium, calcium and iron, black in color.

Mineralization: The presence of economic minerals in a specific area or geological formation.

Net Smelter Return: A share of the net revenues generated from the sale of metal produced by a mine.

Porphyry: Any igneous rock in which relatively large crystals, called phenocrysts, are set in a fine-grained groundness.

Reclamation: The restoration of a site after mining or exploration activity is completed.

Reserves: That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

Skarn: Name for the metamorphic rocks surrounding an igneous intrusive where it comes in contact with a limestone or dolomite formation.

Triassic: the earliest of the three geologic periods comprised in the Mesozoic era.

Tertiary: the earlier of the two geologic periods in the Cenozoic era

Vein: A mineralized zone having a more or less regular development in length, width and depth which clearly separates it from neighboring rock.

Physiography

The property is situated within the Beaverdell Mountain range of southern British Columbia with elevations ranging from 3500 feet near Wildhorse Creek at the south end of the claims to 5,000 feet north of the claims area.

Slopes on the property are very steep throughout. Vegetation consists mainly of fir and pine trees, much of it mature second growth. The climate features warm summers and cold winters. The Harrison Forrest is very wet in the winter and fairly dry in the summer. Average yearly precipitation is thirty inches. A snow pack of six to nine feet begins to accumulate in October and lingers in places into May. The recommended field exploration season is from early May to late October, although the close proximity to access roads would allow for drilling or underground exploration and development on a year round basis.

Property Geology

Two main rock types occur on the property. The older are Jurassic aged volcanic and sedimentary rocks. These rocks are intruded by large sedimentary rocks from the Mesozoic or dinosaur era and intrusions of mineral dense igneous rock . Younger rock series, or sedimentary deposits of the second epoch of the Tertiary Period, characterized by warm climates and the rise of most modern mammalian families (Eocene) - aged granite stocks, and dykes of mineral dense igneous rock (gabbro and hornblende porphyry dykes) also occur. Three zones of mineralization occur in the Eocene rocks, near their contract with quartz diorite. The zones are marked by the presence of garnet and magnetite rich metamorphic or skarn rocks. Some chalcopyrite mineralization occurs with the magnetite, with small amounts of previous metals.

Previous Exploration

We are not aware of any previous exploration on our mineral claims.

(2) Pursuant to an agreement between us and Ludvik Rolin, one of our directors, Ludvik Rolin has transferred to us eight mineral claims.

We hold title to the eight mineral claims. The eight mineral claims give us the right to all of the underlying minerals of the land on which the claims have been staked. We have to begin exploration on or before July 18, 2005, or pay $100.00 per claim to prevent the property from reverting to the Crown.

(3) To our knowledge, Kenneth Daniels staked the 500 acre property in southwestern British Columbia in 2004 and there were no previous owners, operators, or operations on the property

(4) There are no existing workings on the property. The only work completed on the property is the initial staking of the mineral claims by Kenneth Daniels. Exploration has not commenced on the property. It is anticipated that we will generate our own power on the property from portable generators we transport to the property and power generated by the backhoe engine.

The source of the above description of the rock formation and mineralization of the property was the Government of BC Ministry of Energy and Mines website at http://www.gov.bc.ca/em. This website contains a detailed description of the rock formation and mineralization of all staked lands in British Columbia.

We have not obtained a geologist or mining engineer's report on the property.

Our Proposed Exploration Program

Mr. Rolin, our sole officer and one of our directors has visited our property. Mr. Rolin is currently searching for a qualified geologist to assist in the exploration of our property. We may consider appointing a geologist to the board of directors in the near future. The basis for the exploration plans and cost estimates described below in this section are derived from Mr. Rolin's informal discussions with geologists and mining companies familiar with the exploration process. We have not yet had any negotiations or agreements with a geologist to assist in the exploration of our mineral claims.

The property is without known reserves and our proposed program is exploratory in nature. We must conduct exploration to determine what amount of minerals, if any, exist on the properties and if any minerals which are found can be economically extracted and profitably processed. Specifically, we intend to explore for gold on the properties. When soil samples taken from the property are analyzed, we will also look for traces of silver, lead, iron and zinc, however, our focus is on the search for gold.

Our exploration program is designed to economically explore and evaluate the properties. All phases of our proposed exploration program have been designed by us to incur the least amount of expenses possible. In our view, the proposed program will allow us to explore and evaluate the properties in an economically viable manner. However, while it is our opinion that the proposed program has been designed economically this may in fact not be the case.

We do not claim to have any minerals or reserves whatsoever at this time on any of the properties.

We intend to implement an exploration program and intend to proceed in the following two phases all of which it is intended will be performed or supervised by a geologist with significant exploration experience, and by independent contractors hired by us. We will not hire anyone to start exploration until we receive funds from this offering to start exploring for gold. We believe that the only equipment we will need to start exploration on the property will be a backhoe. We will lease the backhoe from an equipment rental company or hire an independent contractor who owns a backhoe to the dig the trenches we refer to in this prospectus. We expect to have to pay $30,000 for a backhoe or $25.00 an hour for an independent contractor who owns his own backhoe. We anticipate hiring an independent contractor as needed.

The only equipment we will need is a backhoe to dig trenches. It is only possible to allocate approximate dollar amounts to specific acts because we do not know what we will encounter during our trenching. As trenches are dug and we evaluate the results, we will determine if mineralized material that indicates the presence of gold exist. If gold is found, we will then determine if it is profitable to extract the gold. If we determine that it is possible to extract the gold, the exploration of the property will cease and we will initiate the development stage of the property. The proceeds from the offering will not be used for development. We have not formulated a plan for development, and cannot and will not do so until gold is found.

Phase 1 will begin with research of the available geologic literature, personal interviews with geologists, mining engineers and others familiar with the prospect sites. We have recently begun this phase of the exploration process on the properties. We will not undertake more work on Phase 1 until we obtain additional funding. We anticipate commencing further research immediately after completion. This activity will take approximately one month.

When the research is completed, our initial work will be augmented with geologic mapping and geochemical testing of our claims. The geologic mapping on the property will be done by taking soil samples throughout the property at approximately 200-300 foot intervals. On areas with no rock outcrops, we will do soil survey grids. We will also analyze surface outcrops of rock and the topography of the property to assist in the geologic mapping. We anticipate the costs of the geologic mapping during this Phase to be approximately $8,000

We may also conduct limited geochemical testing during Phase 1. Rock samples will be taken from the property and taken to a lab where a determination of the elemental make up of the sample and the exact concentrations of gold will be made. We will then compare the relative concentrations of gold in samples so the results from different samples can be compared in a more precise manner and plotted on a map to evaluate their significance. We anticipate the cost of geochemical testing to be approximately $8,000 to $12,000. We will commence this activity immediately after completion of our research and anticipate that the geochemical testing will take up to six weeks. We anticipate spending up to $10,000 on initial trenching in this Phase. The trenching during this Phase will after the geochemical testing and will be completed in approximately two to four weeks. The trenching in Phase 1 will likely involve hand trenching or very limited use of machinery for excavation work. The trenching during Phase 1 will also likely focus on work on existing trenches, if any are found. During Phase 2 trenching will involve more extensive use of machinery and the use of explosives to assist in excavation.

When available, existing workings, like trenches, prospect pits, shafts or tunnels will be examined. If an apparent mineralized zone is identified and narrowed down to a specific area by the studies, we will begin trenching the area. Trenches are generally approximately 150 ft. in length and 10-20 ft. wide. These dimensions allow for a thorough examination of the surface of the vein structure types, if any, generally encountered in the area. They also allow easier restoration of the land to its pre-exploration condition when we conclude our operations. Once excavation of a trench is completed, samples are taken to a lab and then analyzed. We will analyze trench samples at a lab in Kelowna, British Columbia. Rock chip samples will tested for traces of gold, silver, lead, zinc and iron, however our primary focus is the search for gold. A careful interpretation of this available data collected from the various tests aids in determining whether or not the claims have current economic potential and whether further exploration is warranted.

Phase 1 will take about 3 months and cost up to $30,000. The anticipated date of completion for Phase 1 assumes adequate capital to complete the various stages of Phase 1. We will need to raise at least $100,000 to fully complete Phase 1. See "Use of Proceeds". The completion date will be dependent on the amount of funds we raise.

Phase 2 involves an initial examination of the underground characteristics of any vein structure that was identified by Phase 1 of exploration. Phase 2 is aimed at identifying any mineral deposits of potential economic importance. The methods employed are:

More extensive trenching

More advanced geophysical work including ground magnetic and electrical geophysical work

Diamond Drilling

Trenching identifies the continuity and extent of mineralization, if any, below the surface. We will rely primarily on more extensive trenching and diamond drilling during Phase 2 to identify the extent of mineralization. We anticipate the cost of the trenching during Phase 2 to be approximately $20,000. We will commence more extensive trenching approximately two to four weeks after completion of Phase 1 after we have had time to review the results from Phase 1 and data from more extensive geophysical work in Phase 2. This stage will take approximately four to six weeks to complete.

Diamond drilling is an essential component of exploration and aids in the delineation and definition of any deposits. The extent of this drilling program will be determined by the occurrences of gold, if any, revealed by Phase 1. If gold occurrences are revealed during Phase 1 diamond drilling will be done to test for potential extensions.

Definition drilling is done with compressed air drills. Holes will be strategically drilled on the claims in reliance on the information generated during Phase 1. When drilling the accumulation of drilling mud may occur. We may use a small sump in order to collect the drilling mud.

Diamond drilling will occur after trenching and advanced geophysical work and will continue for up to two months.

We will also rely on ground magnetic and electrical geophysical work. Ground magnetic and electrical methods are used to determine the location of near-surface faults and to characterize the materials in and near fault zones. The types of properties considered would include grain size, sediment type and fault zone alteration.

Magnetic and electrical geophysics will be used to map shallow subsurface expressions of faulting. Subsurface electrical conductivity measurements will be used to locate zones of increased mineralization.

The geophysical work gives a general understanding of the location and extent of mineralization at depths that are unreachable by surface excavations and provides a target for more extensive trenching and core drilling. We anticipate the approximate cost of the geophysical work to be approximately $10,000 and anticipate commencing immediately after Phase 1 and completing in approximately 4 weeks. The approximate cost of drilling is estimated to be $70,000 to $100,000.

After a thorough analysis of the data collected in Phase 2, we will decide if the property warrants continued exploration.

Phase 2 will take up to 4 months and cost up to $130,000.

We intend to interest other companies in the property if we find mineralized materials.

The two phases of exploration will be conducted by a qualified geologist with reasonable experience in exploration of gold and mineral properties.

Following completion of Phases 1 and 2, our board of directors will make the assessment whether to continue exploration based on an analysis of results of our initial exploration efforts and based on advice from our contracted geologist. Criteria we will consider in making this assessment include the nature and density of the underlying rock. If the rock encountered is tombstone or granite we are more likely to proceed with more extensive drift driving as the cost of construction is lower than if the rock is unstable and/or fractured.

The primary factor we will take into account in deciding whether to proceed with extensive drift driving will be the grade and consistency of the ore encountered. That is to say, our estimate of the amount of gold per ton in the underlying rock will determine the extent of our underground work.

Our business plan and targeted milestones will be revised as a result of receiving less than the maximum proceeds from this offering. However, if we raise less than the maximum proceeds in this offering we intend to continue with our business plan as disclosed to the extent we are able. If necessary we will seek to raise additional financing; however, we have no guarantee that such financing will be available and in the event we are unable to secure additional necessary funds we may go out of business.

If we raise less than the maximum offering we will need to raise additional funds if we are to complete each of Phases 1 and 2 completely. The additional amounts we will need to raise for each Phase for various levels of financing are as follows:

25% of the maximum offering

Phase 1:$15,650

Phase 2: $130,000

50% of the maximum offering

Phase 1:$4,000

Phase 2: $94,150

75% of the maximum offering

Phase 1: $0

Phase 2: $50,650

100% of the maximum offering

Phase 1: $0

Phase 2: $3,150

If we are only successful in raising 25% of the maximum offering we will devote $14,350 to Phase 1 and will have no funds devoted to Phase 2. If this is the case, Phase 1 will consist of the following:

-we will continue with research of the available geologic literature and interviews with geologists and others familiar with our prospect sites

-we will conduct limited geologic mapping of our mineral claims at an estimated cost of $6,000

-we will conduct limited geochemical testing of our mineral claims at an estimated cost of $8,000. We will be more selective with the rock samples taken to a lab to reduce costs.

-we will not commence initial trenching work

If we are only successful in raising 50% of the maximum offering we will devote $26,000 to Phase 1 and will have $35,850 in funds available for Phase 2. If this is the case, Phase 1 will consist of the following:

-we will continue and complete research of the available geologic literature and interviews with geologists and others familiar with our prospect sites

-we will conduct limited geologic mapping of our mineral claims at an estimated cost of $6,000

-we will conduct limited geochemical testing of our mineral claims at an estimated cost of $10,000. We will be more selective with the rock samples taken to a lab to reduce costs.

-we will commence initial trenching work at an estimated cost of $10,000

If we are only successful in raising 75% of the maximum offering we will devote $30,000 to Phase 1 and our business plan and targeted milestones will not change for this Phase. We will have $79,350 in funds available for Phase 2. If this is the case, Phase 2 will consist of the following:

-we will continue initial trenching work at an estimated cost of $20,000. This is the amount devoted to trenching in our business plan.

-we will commence more advanced geophysical work including ground magnetic work and electrical geophysical work at an estimated cost of $20,000. This is the amount initially devoted to the additional geophysical work in targeted milestones of our original business plan.

-we will commence diamond drilling on a more limited basis than originally contemplated in our targeted milestones in our business plan at an estimated cost $50,000.

Our exploration plan is set forth above in stages since we believe these are the most logical and systematic way to proceed with a small scale plan of exploration with a limited budget. This phased process allows us to assess the exploration results at the end of each phase and make an informed decision as to whether to continue spending money by proceeding with further exploration or whether additional exploration is not feasible or warranted in the circumstances. Other than the initial review of geologic literature on our mineral claims, we have not yet commenced any exploration activities to date. We need proceeds of this offering to commence any further explorations. We will make a decision whether to proceed with each successive phase of the exploration program upon completion of the previous phase and upon analysis of the results of that program.

Even if we complete our current exploration program and we are successful in identifying a mineral deposit, we will most likely have to spend substantial funds on further drilling and engineering studies before we will know whether we have a commercially viable mineral deposit, a reserve. In particular, we will need to precisely determine the depth, the width, the length, the tonnage and the value per ton of any mineral body. This is usually accomplished through extensive drift driving. Drift driving is the process of constructing a tunnel to take samples of minerals for testing. Later, the tunnel can be used for mining minerals. The costs of underground work are variable and depend in large part on the type of rock encountered. If the rock is unstable and fractured, the cost of tunneling can increase greatly because the tunnel must be reinforced. If the rock is tombstone or granite the cost of tunneling is lower as reinforcement of the tunnel is not necessary. We will require additional funds beyond those we are trying to raise in this offering.

Competitive and Other Factors

The gold mining industry is fragmented. We compete with other exploration companies looking for gold. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. While we compete with other exploration companies, there is no competition for the exploration or removal of minerals from our property. Readily available gold markets exist in the United States and around the world for the sale of gold.

We may not have access to all of the supplies and materials we need to begin exploration that could cause us to delay or suspend operations. Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as explosives, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

Regulations

Our mineral exploration program is subject to the Mineral Tenure Act (British Columbia) and Regulation. This act sets forth rules for

Locating claims

Posting claims

Working claims

Reporting work performed

The Mineral Tenure Act (British Columbia) and Regulation also governs the work requirements for a claim including the minimum annual work requirements necessary to maintain a claim. The holder of a mineral claim must perform exploration and development work on the claim of $100 in each of the first three years and $200 in the eighth and subsequent years.

We are also subject to the British Columbia Mineral Exploration Code (the "Code") that tells us how and where we can explore for minerals. We must comply with these laws to operate our business. The purpose of the Code is to assist persons who wish to explore for minerals in British Columbia to understand the process whereby exploration activities are permitted and regulated. The Code establishes province wide standards for mineral exploration and development activities. The Code also manages and administers exploration and development activities to ensure maximum extraction with a minimum of environmental disturbance. The Code does not apply to certain exploration work we will be conducting. Specifically, work that does not involve mechanical disturbance of the surface including:

Prospecting using hand-held tools

Geological and geochemical surveying

Airborne geophysical surveying

Hand-trenching without the use of explosives

The establishment of gridlines that do not require the felling of trees

Exploration activities that we intend on carrying out which are subject to the provisions of the Code are as follows:

Drilling, trenching and excavating using machinery

Disturbance of the ground by mechanical means

Compliance with these rules and regulations will require us to meet the minimum annual work requirements. Also, prior to proceeding with any exploration work subject to the Code we must apply for a notice of work permit. In this notice we will be required to set out the location, nature, extent and duration of the proposed exploration activities. The notice is submitted to the regional office of the Mines Branch, Energy Division.

In order to explore for gold on our property we must submit the plan contained in this prospectus for review and pay a fee of $150.00. We believe that the plan as contained in this prospectus will be accepted and an exploration permit will be issued to us. The exploration permit is the only permit or license we will need to explore for gold on our property.

We currently do not have any pending applications for government approval of our exploration program. We only require one permit for exploration and we have not yet applied for it since it is not required until later stages of exploration (i.e. drilling). We estimate that this exploration permit can be obtained within 2 weeks.

Environmental Law

The Code deals with environmental matters relating to the exploration and development of mining properties. The goal of this Act is to protect the environment through a series of regulations affecting:

1. Health and Safety

2. Archaeological Sites

3. Exploration Access

We are responsible to provide a safe working environment, to not disrupt archaeological sites, and to conduct our activities to prevent unnecessary damage to the property.

We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and we know what that will involve from an environmental standpoint.

We are in compliance with the Mineral Tenure Act (British Columbia) and the Code will continue to comply with these regulations in the future. We believe that compliance with these regulations will not adversely affect our business operations in the future.

There is no requirement to reclaim the mineral claims after we have completed our exploration program. However, a claim must be maintained by performing an annual work requirement or by payment of cash in lieu of work. The minimum amount of exploration and development work on the claim must be $100 per claim in each of the first three years and $200 in the eighth and subsequent years. Provided we meet the minimum annual work requirements or pay cash in lieu of work we will maintain the claims in good standing.

Employees

Initially, we intend to use the services of subcontractors for manual labor exploration work on our properties.

Employees and Employment Agreements

At present, we have no employees, other than Mr. Rolin. Mr. Rolin is currently our only officer. He is also a member of our board of directors. Mr. Dodge is a member of our board of directors. Neither Mr.  Rolin nor Mr. Dodge have an employment agreement with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to any employees.

We intend to hire geologists, engineers and excavation subcontractors on an as needed basis. We have not entered into any negotiations or contracts with any of them. We do not intend to initiate negotiations or hire anyone until we receive proceeds from our offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

We are a start-up, exploration stage company and have not yet generated or realized any revenues from our business operations.

To meet our need for cash we are attempting to raise money from this offering. There is no assurance that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise, will be applied first to exploration and then to development, if development is warranted. If we do not raise all of the money we need from this offering, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our directors or others. We have discussed this matter with our sole officer who indicated that he may be able to lend us an additional $20,000 if necessary. At the present time, however, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely.

We will be conducting research in connection with the exploration of our property. We are not going to buy or sell any plant or significant equipment. We do not expect a change in our number of employees.

We anticipate the following costs to be incurred as a result of compliance with the Mineral Tenure Act (British Columbia) and Regulation and the British Columbia Mineral Exploration Code:

$800 for the minimum amount of exploration work, or cash payment in lieu thereof, of $100 per claim as required by the Mineral Tenure Act

$1500 for the removal and storage of soil from the properties, which amount includes additional costs of hired labor to extract and place the soil in such a manner so as to comply with the Code

All costs associated with compliance with the aforementioned legislation have been accounted for in our exploration costs estimates. See "Our Proposed Exploration Program."

Limited Operating History; Need for Additional Capital

There is no historical financial information about our company upon which to base an evaluation of our performance. We are an exploration stage company and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

The proceeds of this offering will be used for the implementation of our proposed research and exploration program.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Capital Requirements of Our Proposed Exploration Program

For both phases of our proposed exploration program, we anticipate the capital costs to be approximately $160,000, as discussed above under "Our Proposed Exploration Program". This amount will include all costs in respect of the equipment we will need during each phase (including rental of a backhoe and a drill, as well as the purchase of hand tools and explosives); the services of a professional geologist who will be responsible for geologic mapping, soil sampling, and supervision; the services of field workers who will be responsible for general labor, including trenching and site maintenance; food and camp supplies; and analysis of samples, including shipping of samples to laboratory and testing analysis.

If we raise the maximum of $190,000 in this offering, we believe that we can pay our offering expenses and satisfy our cash requirements without having to raise additional funds in the next twelve months. If we raise less than $190,000 we may have to raise additional financing within the next year or we may not be able to continue our proposed business operations. For example, if we raise only $50,000 we will have enough money to pay our remaining offering expenses of $4,000 and $29,150 to Mr. Ludvik Rolin for loan repayment and accrued interest and the balance will be applied to Phase 1 exploration expenditures. We would require additional financing after approximately 3 months. If we raise only $100,000 we will have enough money to pay our remaining offering expenses of $4,000 and $29,150 to Mr Ludvik Rolin for loan repayment and accrued interest. Thereafter, the first $30,000 shall be paid for Phase 1 exploration expenditures, which will last us approximately 3 months, and the balance of $35,850 shall be paid towards Phase 2 exploration expenditures, which will last the company approximately 3 months. We would require additional financing after approximately 6 months. If we raise only $150,000 we will have enough money to pay our remaining offering expenses of $4,000 and $29,150 to Mr Ludvik Rolin for loan repayment and accrued interest. . Thereafter, the first $30,000 shall be paid for Phase 1 exploration expenditures, which will last us approximately 3 months, and the balance of $79,350 shall be paid towards Phase 2 exploration expenditures, which will last the company approximately 6 months. We would require additional financing after approximately 9 months.

We intend to address any liquidity shortfalls with an additional private placement of our common stock and/or a loan from Mr. Rolin, one of our directors. Mr. Rolin has loaned us $26,500 to date. We have no formal agreement with Mr. Rolin to loan us further funds, however, Mr. Rolin has expressed an indication that he may be willing to loan the company up to an additional $20,000 if necessary. Mr. Rolin is not legally obligated to provide any such further funding.

In the event that we have insufficient financing to complete our proposed exploration program, we intend to complete as much of our exploration program as possible. We will then try to obtain further financing to complete our program of exploration. In the event that we are unsuccessful in raising sufficient capital to complete our program we will cease operations.

Results of Operations

From Inception on March 18, 2004

We just recently acquired eight mineral claims on a property by way of an unrecorded deed . We are commencing the research and exploration stage of our operations on that property at this time.

Since inception, we have used our common stock to raise money for our property acquisition, for corporate expenses and to repay outstanding indebtedness. Net cash provided by financing activities from inception on March 18, 2004 to October 31, 2004 was $28,500, as a result of proceeds received from subscriptions and loans.

Liquidity and Capital Resources

As of the date of this registration statement, we have not generated any revenues from our proposed business operations.

We issued 2,000,000 shares of common stock through a Section 4(2) offering in March 2004. Mr. Rolin purchased the shares at a price of $0.001 per common share for total cash consideration of $2,000.

Mr. Rolin has loaned us $26,500 for the partial payment of costs associated with this offering and for general and administrative expenses. The loan agreement is attached as Exhibit 10.10. Mr. Rolin has also indicated he may be willing to loan us small amounts of money, as needed, to pay organizational and start-up costs and operating capital. The loans will not bear interest. There is no guarantee Mr. Rolin will loan us further funds. If the maximum amount is raised, we intend to repay the amounts loans to us from the proceeds of this offering. The loan agreement for the $26,500 sets out the terms of the repayment. The loan shall bear interest at the rate of 10% per annum and shall be payable in full within 30 days from the completion of the maximum offering of USD$190,000. If less than the maximum offering is achieved, the loan shall be repaid as follows:

-if 25% of the maximum offering or greater is achieved the entire loan and accrued interest shall be payable in full within 30 days from the completion of the offering;

-if less than 25% of the maximum offering is achieved, the entire loan and accrued interest shall be payable within 30 days from the completion of an additional offering, subsequent and separate from this USD$190,000 offering, of not less than USD$50,000.

-the loan and interest shall remain outstanding until such time as we complete an additional offering of not less than USD$50,000.

We shall be entitled to prepay any sum up to the full amount of the loan and interest then outstanding at any time without penalty or bonus.

As of October 31, 2004, our total assets were $793 and our total liabilities were $27,967

We intend to address any liquidity shortfalls with an additional private placement of our common stock and/or a loan from Mr. Rolin, one of our directors. Mr. Rolin has loaned us $26,500 to date. We have no formal agreement with Mr. Rolin to loan us further funds, however, Mr. Rolin has expressed an indication that he may be willing to loan the company up to an additional $20,000 if necessary.

In the event that we have insufficient financing to complete our proposed exploration program, we intend to complete as much of our exploration program as possible. We will then try to obtain further financing to complete our program of exploration. In the event that we are unsuccessful in raising sufficient capital to complete our program we will cease operations.

MANAGEMENT

Officers and Directors

Each of our directors is elected by the stockholders to a term of one year and serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. At the present time we have only one officer, Mr. Ludvik Rolin. The board of directors has no nominating, auditing or compensation committees. We currently have one officer and two directors. In addition, Mr. Rolin intends to recruit an experienced geologist to join our board.

The name, address, age and position of our present officers and directors is set forth below:

Name and Address	Age	Positions
Ludvik Rolin Suite 303-1730 Chesterfield North Vancouver, BC Canada V7M 2P1	36	President, Secretary, Treasurer and Director
Kelly Dodge Ste. 301-75 Oriole Road Toronto, ON Canada M4V 2E9	27	Director

The person named above has held his office/position since inception of our company and is expected to hold his office/position until the next annual meeting of our stockholders.

Background of Officers and Directors

Ludvik Rolin has been our President and Chief Executive Officer and a member of our board of directors since inception. Mr. Rolin has devoted approximately 25% or 10 hours per week of his professional time to our business and intends to continue to devote this amount of time in the future.

Mr. Rolin has been a qualified Free Miner in the Province of British Columbia since June 2004. A Free Miner is qualified to explore and stake mineral claims in the Province of British Columbia. A "Free Miner" is the only qualified person capable of staking a valid mineral claim in the Province of British Columbia. The qualification is obtained by becoming familiar with the Mineral Tenure Act (British Columbia) and by passing an examination at the offices of the British Columbia Gold Commissioner.

To acquire a "free miner" certificate you must meet the following qualifications: 1. You must be 18 years of age or older and ordinarily a resident of Canada for not less than 183 days per calendar year, or authorized to work in Canada; 2. be a Canadian corporation registered or incorporated under the British Columbia Company Act, or a corporation registered as an extra-provincial company under the Company Act; or 3. be a partnership consisting of partners who are persons that qualify under 1 or 2 above, and registered in British Columbia under the Partnership Act. The holder of a free miner certificate has certain rights set out in the Mineral Tenure Act including the right to enter onto mineral lands, whether Crown or private land, to explore for minerals and to produce minerals or placer minerals from a claim, provided approval is obtained according to the Mines Act and Code.

Mr. Rolin has no other relevant professional training or technical credentials in the exploration, development or operation of metal mines.

Since 1990 Mr. Rolin has been a health care worker at Lion's Gate Hospital in North Vancouver, British Columbia.

Kelly Dodge has been a member of our board of directors since incorporation. Mr. Dodge devotes approximately 5% or two hours per week of his professional time to our business and intends to continue to devote this amount of time in the future.

Since 2002, Mr. Dodge has been the Vice-President of Corporate Development for Ventures Resource Corporation, a Barbados based TSX Venture Exchange listed company with extensive mineral rights in the State of Alaska.

From 2001 to 2002 Mr. Dodge was a consultant with Paperless Links, a Toronto based consulting firm which provides consulting services to public and private issuers, primarily in the resource sector.

From 2000 to 2001 Mr. Dodge was an analyst with Quartet Service, a Toronto based Information Technology Outsourcing company.

In 2000 Mr. Dodge obtained his Bachelor of Applied Science degree in Mining Engineering from Queen's University, located in Kingston, Ontario, Canada.

Conflicts of Interest

We believe that Mr. Dodge may be subject to conflicts of interest. The conflicts of interest arise from Mr. Dodge's relationships with another exploration corporation. In the future, Mr. Dodge will continue to be involved in the exploration business for other entities that may result in the conflicts of interest. At the present time, we do not foresee a direct conflict of interest because we do not intend to acquire any additional mining properties. The only conflicts that we foresee is Mr. Dodge's devotion of time to exploration projects that do not involve us. Specifically, Kelly Dodge is an officer of Ventures Resource Corporation., which is engaged in the business of gold exploration.

Any conflicts of interest will be handled on a case by case basis. We have no formal policy to handle conflicts of interest. The reference to "direct conflict of interest" is to conflicts over the acquisition of a certain property which both the company and a director may be interested in. As we do not intend to acquire additional mining properties we do not foresee any direct conflicts. Mr. Rolin may acquire additional properties. This will not result in any conflict of interest other for the devotion of Mr. Rolin's time to company interests.

EXECUTIVE COMPENSATION

There has been no compensation awarded to, earned by, or paid to our executive officer or directors since incorporation.

Option/SAR Grants

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs and freestanding SARs have been made to any executive officer or any director since our inception, accordingly, no stock options have been exercised by any of the officers or directors since we were founded.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

The members of the board of directors are not compensated by us for acting as such.

Indemnification

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officer and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering . The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name and Address Beneficial Owner [1]	Number of Shares Before Offering	Number of Shares After Offering	Percentage of Ownership Before Offering	Percentage of Ownership After Offering if all shares sold [2]
Ludvik Rolin Suite 303-1730 Chesterfield, North Vancouver, BC V7M 2P1	2,000,000	2,000,000	100%	51%
All Officers and Directors as a Group (1 person)	2,000,000	2,000,000	100%	51%

[1] The person named above may be deemed to be a parent and promoter of our company by virtue of his direct and indirect stock holdings. Mr. Rolin is the only promoter of our company.

[2] Mr. Rolin's percentage owned post-offering will vary depending upon the level of offering sales.

Future Sales by Existing Stockholders

A total of 2,000,000 shares of common stock were issued to the existing stockholders, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Rule 144 restrictions provide that no restricted shares may be sold during the first 12 months following their initial issuance. For the next year thereafter the greater of 1% per quarter of the issued and outstanding shares of the particular class or such number as is determined by a formula based on average weekly trading volume may be sold. So long as the seller remains an affiliate (i.e. 10% holder) these volume restrictions remain indefinitely. In the event that the seller is not or ceases to be an affiliate, the subject shares become free of hold restrictions after 2 years.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

There is currently no public market for the securities. Approximately 20,000 restricted shares can be sold in the next 12 months pursuant to Rule 144 of the Securities Act. There is currently only one holder of record of our common stock.

Our shares qualify as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our securities in the aftermarket.

If and when we create a market for its common stock, our common stock is a "penny stock," as the term is defined by Rule 3a51-1 of the Securities Exchange Act of 1934. This makes it subject to reporting, disclosure and other rules imposed on broker-dealers by the Securities and Exchange Commission requiring brokers and dealers to do the following in connection with transactions in penny stocks:

1. Prior to the transaction, to approve the person's account for transactions in penny stocks by obtaining information from the person regarding his or her financial situation, investment experience and objectives, to reasonably determine based on that information that transactions in penny stocks are suitable for the person, and that the person has sufficient knowledge and experience in financial matters that the person or his or her independent advisor reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks. In addition, the broker or dealer must deliver to the person a written statement setting forth the basis for the determination and advising in highlighted format that it is unlawful for the broker or dealer to effect a transaction in a penny stock unless the broker or dealer has received, prior to the transaction, a written agreement from the person. Further, the broker or dealer must receive a manually signed and dated written agreement from the person in order to effectuate any transactions is a penny stock.

2. Prior to the transaction, the broker or dealer must disclose to the customer the inside bid quotation for the penny stock and, if there is no inside bid quotation or inside offer quotation, he or she must disclose the offer price for the security transacted for a customer on a principal basis unless exempt from doing so under the rules.

3. Prior to the transaction, the broker or dealer must disclose the aggregate amount of compensation received or to be received by the broker or dealer in connection with the transaction, and the aggregate amount of cash compensation received or to be received by any associated person of the broker dealer, other than a person whose function in solely clerical or ministerial.

4. The broker or dealer who has effected sales of penny stock to a customer, unless exempted by the rules, is required to send to the customer a written statement containing the identity and number of shares or units of each such security and the estimated market value of the security. Imposing these reporting and disclosure requirements on a broker or dealer make it unlawful for the broker or dealer to effect transactions in penny stocks on behalf of customers. Brokers or dealers may be discouraged from dealing in penny stocks, due to the additional time, responsibility involved, and, as a result, this may have a deleterious effect on the market for our stock.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.001 per share. The following are the all of the material terms that apply to our holders of our common stock:

They have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

They are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

They do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

They are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After the maximum offering is completed, the present stockholders will own approximately 51% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

We have not yet appointed a stock transfer agent for our securities. We intend to appoint a stock transfer agent before effectiveness of this prospectus.

CERTAIN TRANSACTIONS

On March 19, 2004, we issued a total of 2,000,000 shares of restricted common stock to Mr. Rolin, an officer and director of our company for subscription proceeds of $2,000. On April 12th, 2004, Mr. Rolin loaned us $26,500 for the partial payment of offering expenses and general administrative expenses. The loan bears interest at a rate of 10% per annum and is not convertible into shares of the Company. The loan is to be repaid out of proceeds of this offering.

Mr. Rolin has indicated that he may loan us additional funds, as needed, to pay administrative costs and for operating capital. We do not, however, have any formal agreement from Mr. Rolin to provide such funding.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to July 31, 2004 included in this prospectus have been audited by Lopez, Blevins, Bork & Associates, LLP, Independent Certified Public Accountants, of Houston, Texas, as set forth in their report included in this prospectus.

LEGAL MATTERS

The validity of the common stock offered hereby and certain legal matters have been passed on by Clark Wilson LLP, of Vancouver, British Columbia.

FINANCIAL STATEMENTS

Our fiscal year end is July 31. We will provide audited financial statements to our stockholders on an annual basis. The statements will be prepared by an Independent Certified Public Accountant.

Our audited financial statement from inception to July 31, 2004 and our unaudited statements for the period ended October 31, 2004 immediately follow:

__________________________________________________________________________________________________

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Victory Eagle Resources Corp.
(An Exploration Stage Company)
Vancouver BC, Canada

We have audited the accompanying balance sheet of Victory Eagle Resources Corp. as of July 31, 2004, and the related statements of operations, stockholders' deficit, and cash flows for the for the period from March 18, 2004 (Inception) through July 31, 2004. These financial statements are the responsibility of Victory Eagle Resources Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Victory Eagle Resources Corp. as of July 31, 2004, and the results of its operations and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, Victory Eagle's recurring losses from operations and the need to raise additional financing in order to fund its mineral exploration and development activity and satisfy vendors and other creditor obligations, raise substantial doubt about its ability to continue as a going concern. (Management's plans as to these matters are also described in Note 2). The 2004 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Lopez, Blevins, Bork & Associates, LLP
Houston, Texas

August 26, 2004

VICTORY EAGLE RESOURCES CORP.
(AN EXPLORATION STAGE COMPANY)
BALANCE SHEET
July 31, 2004

ASSETS
Current assets
Cash	$ 4,896
Total current assets	$ 4,896
LIABILITIES AND STOCKHOLDERS' DEFICIT
Liabilities:
Accrued interest	$ 799
Note payable - shareholder	26,500
Total liabilities	27,299
STOCKHOLDERS' DEFICIT:
Common stock, $.001 par value, 25,000,000 shares authorized, 2,000,000 shares issued and outstanding	2,000
Deficit accumulated during the development stage	(24,403)
Total Stockholders' Deficit	(22,403)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$ 4,896

See accompanying summary of accounting policies ad notes to financial statements. The accompanying notes are an integral part of these financial statements.

VICTORY EAGLE RESOURCES CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF OPERATIONS
For the Period from March 18, 2004 (Inception)
Through July 31, 2004

Expenses
General and administrative	$ 24,403

Net loss	$ (24,403)
Net loss per share:
Basic and diluted	$ (0.01)
Weighted average shares outstanding:
Basic and diluted	2,000,000

See accompanying summary of accounting policies ad notes to financial statements

VICTORY EAGLE RESOURCES CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS' DEFICIT
Period from March 18, 2004 (Inception) through July 31, 2004

	Common stock		Deficit accumulated during the development stage	Total
	Shares	Amount
Issuance of common stock for cash to founders	2,000,000	$ 2,000	$ -	$ 2,000
Net loss	-	-	(24,403)	(24,403)

Balance, July 31, 2004	2,000,000	$ 2,000	$ (24,403)	$ (22,403)

See accompanying summary of accounting policies ad notes to financial statements

VICTORY EAGLE RESOURCES CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF CASH FLOWS
For the Period from March 18, 2004 (Inception) Through July 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (24,403)
Adjustments to reconcile net deficit to cash used by operating activities:
Net change in:
Accrued interest	799
NET CASH USED IN OPERATING ACTIVITIES	(23,604)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable shareholders	26,500
Common stock sold for cash	2,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	28,500
NET CHANGE IN CASH	4,896
Cash, beginning of period	-
Cash, end of period	$ 4,896

See accompanying summary of accounting policies ad notes to financial statements

VICTORY EAGLE RESOURCES CORP.
(AN EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS AND BASIS OF PRESENTATION

Victory Eagle Resources Corp. ("Victory Eagle") was incorporated on March 18, 2004 under the laws of Nevada with a fiscal year end of July 31. Victory Eagle intends to be engaged in the acquisition and exploration of gold in British Columbia, Canada. Victory Eagle intends to explore the claims for gold reserves. Victory Eagle may not mine the claims if gold reserves are found, Victory Eagle may seek the assistance of a mining company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Recent Accounting Pronouncements

Victory Eagle does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Victory Eagle's results of operations, financial position or cash flow.

NOTE 2 - GOING CONCERN

Victory Eagle's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Victory Eagle has incurred net losses of $24,403 for the period ended July 31, 2004. This condition raises substantial doubt about Victory Eagle's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

Victory Eagle is working to secure additional financing to fund its mineral exploration and development activities and to meet its obligations and working capital requirements over the next twelve months.

There are no assurances that Victory Eagle will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placement, public offerings and/or bank financing necessary to support Victory Eagle's working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, Victory Eagle will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to Victory Eagle. If adequate working capital is not available Victory Eagle may be required to curtail its operations.

NOTE 3 - RELATED PARTY TRANSACTIONS

In July 2004 Mr. Rolin, the President, acquired eight mineral claims by arranging the staking of the same through a third party. He paid $1,100 to stake the claims. Mr. Rolin has agreed to contribute the claims to Victory Eagle in order for the company to mine these claims. However, as of August 26, 2004 the claims were still in Mr. Rolin's name. . The claims will be transferred to the company at the shareholder's basis ($1,100) upon the completion of the maximum offering.

NOTE 4 - NOTES PAYABLE

In April 2004 the sole shareholder of Victory Eagle loaned the company $26,500. The loan is scheduled to be paid back 30 days after the close an SB-2 offering that raises at least 25% of the Maximum Offering. Interest is being accrued on this note at the rate of 10% per annum.

NOTE 5 - COMMON STOCK

In March 2004, Victory Eagle issued 2,000,000 shares of stock to its founding shareholder for $2,000 cash.

VICTORY EAGLE RESOURCES CORP.
(AN EXPLORATION STAGE COMPANY)
BALANCE SHEET
October 31, 2004

ASSETS
Current assets
Cash	$ 793
Total current assets	$ 793
LIABILITIES AND STOCKHOLDERS' DEFICIT
Liabilities:
Accrued expenses	$ 1,467
Note payable - shareholder	26,500
Total liabilities	27,967
STOCKHOLDERS' DEFICIT:
Common stock, $.001 par value, 25,000,000 shares authorized, 2,000,000 shares issued and outstanding	2,000
Deficit accumulated during the development stage	(29,174)
Total Stockholders' Deficit	(27,174)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$ 793

See accompanying summary of accounting policies and notes to financial statements

VICTORY EAGLE RESOURCES CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF OPERATIONS
For the Three Months Ended October 31, 2004,

and for the Period from March 18, 2004 (Inception) through October 31, 2004

	Three Months ended October 31	Inception Through October 31
	2004	2004
Expenses
General and Administrative	$ 4,771	$ 29,174
Net loss	$ (4,771)	$ (29,174)
Net loss per share:
Basic and diluted	$ (0.00)
Weighted average shares outstanding:
Basic and diluted	2,000,000

See accompanying summary of accounting policies and notes to financial statements

VICTORY EAGLE RESOURCES CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF CASH FLOWS
Three Months Ended October 31, 2004,
and for the Period from March 18, 2004 (Inception) through October 31, 2004

	Three Months Ended October 31	Inception through October 31
	2004	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (4,771)	$ (29,174)
Changes in:
Accrued interest	668	1,467
CASH FLOWS USED IN OPERATING ACTIVITIES	(4,103)	(27,707)
CASH FLOWS FROM FINANCING ACTIVITIES:
Shareholder advances	-	26,500
Sale of common stock	-	2,000
CASH FLOWS FROM FINANCING	-	28,500
NET CHANGE IN CASH	(4,103)	793
Cash, beginning of period	4,896	-
Cash, end of period	$ 793	$ 793
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$ -	$ -
Interest paid	$ -	$ -

See accompanying summary of accounting policies and notes to financial statements

VICTORY EAGLE RESOURCES CORP.
(AN EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Victory Eagle, Corp. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's registration statement filed with the SEC on Form SB-2. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year 2004 as reported in Form SB-2, have been omitted.

__________________________________________________________________________________________________

Until the date which is ninety (90) days from the date of the effectiveness of this registration statement, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS

Page No.

SUMMARY OF OUR OFFERING	5
RISK FACTORS	7
RISKS ASSOCIATED WITH OUR COMPANY	7
RISKS ASSOCIATED WITH THIS OFFERING	10
USE OF PROCEEDS	11
DETERMINATION OF OFFERING PRICE	12
DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES	12
PLAN OF DISTRIBUTION; TERMS OF THE OFFERING	15
BUSINESS	17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	29
MANAGEMENT	32
EXECUTIVE COMPENSATION	34
PRINCIPAL STOCKHOLDERS	35
DESCRIPTION OF SECURITIES	36
CERTAIN TRANSACTIONS	37
LITIGATION	38
EXPERTS	38
LEGAL MATTERS	38
FINANCIAL STATEMENTS	F-1 - F-11
VICTORY EAGLE RESOURCES CORP. PROSPECTUS 1,900,000 SHARES OF COMMON STOCK

__________________________________________________________________________________________________

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to this Prospectus.
  Article XI of the Bylaws of the company, filed as Exhibit 3.2 to this Prospectus.
  Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee Printing Expenses Accounting Fees and Expenses Legal Fees and Expenses Federal Taxes State Taxes Blue Sky Fees/Expenses Transfer Agent Fees Miscellaneous Expense	$ 47.50 1,000 4,000.00 15,000.00 0.00 0.00 3,000.00 1,500.00 552.50
TOTAL	$25,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Ludvik Rolin Suite 303-1730 Chesterfield North Vancouver, BC V7M 2P1	March 19, 2004	2,000,000	Cash of $2,000

We issued the foregoing restricted shares of common stock to Mr. Rolin under Section 4(2) of the Securities Act of 1933. Mr. Rolin is a sophisticated investor, is an officer and director of the company, and was in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone.

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ITEM 27. EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description
*3.1	Articles of Incorporation
*3.3	Bylaws
*4.1	Specimen Stock Certificate.
*5.1	Opinion of Clark, Wilson LLP regarding the legality of the Securities being registered.
**5.1.1	Opinion of Clark, Wilson LLP regarding the legality of the Securities being registered.
5.1.2	Opinion of Clark, Wilson LLP regarding the legality of the Securities being registered.
*10.1	Victory 1 Claim
*10.2	Victory 2 Claim
*10.3	Victory 3 Claim
*10.4	Victory 4 Claim
*10.5	Victory 5 Claim
*10.6	Victory 6 Claim
*10.7	Victory 7 Claim
*10.8	Victory 8 Claim
*10.9	Warranty Deed
*10.10	Loan Agreement
*23.1	Consent of Lopez, Blevins, Bork & Associates, LLP Certified Public Accountants.
**23.1.1	Consent of Lopez, Blevins, Bork & Associates, LLP Certified Public Accountants.
*23.2	Consent of Clark, Wilson LLP(included in Exhibit 5.1)
**23.2.1	Consent of Clark, Wilson LLP (included in Exhibit 5.1.1)
*99.1	Subscription Agreement.
99.1.1	Subscription Agreement
* Previously filed as an exhibit to our Form SB-2, filed October 5, 2004 ** Previously filed as an exhibit to our Form SB-2\A, filed January 26, 2005

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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The undersigned registrant hereby undertakes:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Delta, Canada on this 11th day of March, 2005.

VICTORY EAGLE RESOURCES CORP.

BY: /s/ Ludvik Rolin
Ludvik Rolin
President, Secretary, Treasurer and a
member of the Board of Directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Ludvik Rolin, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

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Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Ludvik Rolin Ludvik Rolin	President, Treasurer, Secretary, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and member of Board of Directors	March 11, 2005
/s/ Kelly Dodge Kelly Dodge	Member of Board of Directors	March 11, 2005

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